Exhibit 99.1

DemandTec to Acquire M-Factor

Consumer products companies to benefit from industry-leading solution delivering optimized marketing mix, trade promotion, and shopper marketing decisions

SAN MATEO, Calif. —March 9, 2011 - DemandTec, Inc. (NASDAQ: DMAN), the collaborative optimization network for retailers and consumer products companies, today announced that it has signed a definitive agreement to acquire privately-held M-Factor, Inc, the premier provider of predictive analytics software for marketing mix and trade investment spending.  The transaction is subject to customary closing conditions and is expected to close within 10 business days.

M-Factor is a software-as-a-service company that enables consumer products companies to continuously analyze, forecast, and optimize marketing investments and trade spend.  The services deliver optimized action plans, reliable forecasts for plans and “what-if” scenarios, and reports that decompose the drivers of sales volume to explain why results came out as they did.

“This is a significant advancement for both DemandTec and the consumer products and retail industries we serve.  With the acquisition of M-Factor, DemandTec will be able to deliver a collaborative, science-driven framework for optimizing marketing mix, trade promotion planning, and shopper marketing decisions on a unified platform,” said Dan Fishback, President and Chief Executive Officer of DemandTec.  “We are investing in a paradigm of continuous, collaborative planning on the DemandTec network for retailers and consumer products companies alike.”

“This transaction is a big win for M-Factor’s customers,” said Bruce Pagliuca, Chief Executive Officer of M-Factor.  “Our two companies share a common heritage and similar philosophy of applying math and science to drive the most effective, shopper-centric marketing and trade planning decisions for the largest retailers and consumer products companies around the globe.  As a result of this acquisition, our customers will be able to realize even greater returns on their marketing and trade investments resulting in a sustained competitive advantage.”

Upon completion of the acquisition, DemandTec will offer the most comprehensive sales and marketing optimization solution to help drive more profitable, shopper-centric planning decisions for consumer products companies.  The acquisition will also deliver two patented techniques supporting predictive analytics and consumer demand science, plus a list of customer relationships that includes The Alberto Culver Company, The Coca-Cola Company, The Dannon Company, General Mills, Inc., The Kellogg Company, Nestlé Waters North America, Inc., and Ocean Spray Cranberries, Inc.  More details will be announced following closing of the transaction.

Conference Call Information

DemandTec will host a conference call Thursday, March 10, 2011, at 8:30 a.m. ET (5:30 a.m. PT) to discuss the proposed acquisition.  To access this call, dial 877-941-8631.  A replay of the conference call will be available by calling 303-590-3030 using passcode 4422439 starting at approximately 11:30 a.m. ET on March 10, 2011 and will be available until approximately 12 a.m. ET on Thursday, March 17, 2011.  In addition, an archived webcast will be available on the Investor Relations page of the company’s website at http://investor.demandtec.com.

Customers and Partner Webinar

DemandTec will host a webinar on Thursday, March 17 to highlight the proposed joint solution and industry value proposition.  This call is open to DemandTec customers and partners only.  To register, please visit here.

About M-Factor

M-Factor provides predictive analytics software for marketing and trade investment management. M-Factor’s Marketing Investment Management, Trade Spending Effectiveness, and Portfolio Pricing Optimization solutions empower users to continuously analyze, forecast, and optimize marketing investments and trade spend. M-Factor’s customers include The Coca-Cola Company, Kellogg’s, Alberto Culver, Ocean Spray, Nestlé Waters, and The Dannon Company. For more information on M-Factor’s solutions, please visit the company website at www.m-factor.com.

About DemandTec

DemandTec (NASDAQ:DMAN) connects more than 340 retailers and consumer products companies, providing common tools to transact, interact, and collaborate on core merchandising and marketing activities.  DemandTec’s services enable customers to achieve their sales volume, revenue, shopper loyalty, and profitability objectives.  DemandTec customers have collaborated on nearly four million trade deals.  DemandTec software and analytical services utilize a science-based platform to model and understand consumer behavior.  DemandTec customers include leading retailers and consumer products companies such as Ahold USA, Best Buy, ConAgra

Foods, Delhaize America, General Mills, H-E-B Grocery Co., The Home Depot, Hormel Foods, Monoprix, PETCO, Safeway, Sara Lee, Target, Walmart, and WH Smith.

DemandTec Safe Harbor

This press release contains forward-looking statements regarding DemandTec’s expectations, hopes, plans, intentions or strategies, including statements about the benefits of DemandTec’s solutions and the acquisition. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in DemandTec’s documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to DemandTec as of the date hereof, and DemandTec assumes no obligation to update these forward-looking statements.

Media Contact:

Karen Cohen, DemandTec, Inc.

(650) 645-7126

karen.cohen@demandtec.com

Investor Contact:

Tim Shanahan, DemandTec, Inc.

(650) 645-7103

tim.shanahan@demandtec.com

DemandTec and the DemandTec logo are registered trademarks of DemandTec, Inc. All other trademarks are the property of their respective owners.